UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2010

PHYSICIANS FORMULA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33142 (Commission File Number)	23-0340099 (IRS Employer Identification No.)

1055 West 8th  Street
Azusa, California 91702
(Address of principal executive offices, including Zip Code)

(626) 334-3395
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 19, 2010, the Board of Directors (the “Board”) of Physicians Formula Holdings, Inc. (the “Company”) appointed Jeff M. Berry as the Chief Financial Officer. Mr. Berry has been serving as the Interim Chief Financial Officer since May 29, 2009.

Mr. Berry served on the Board since October 2007 and was the Chair of the Compensation Comittee and the Corporate Goveranance and Nominating Committee, and a member of the Audit Committee. In conjunction with his appointment as the Interim Chief Financial Officer in May 2009, Mr. Berry resigned from the Board and from all of the committees of the Board on which he served. Prior to joining the Company as a director, Mr. Berry worked as a consultant to private equity firms to identify investment opportunities in the food industry. Mr. Berry served as Vice President and Treasurer of Del Monte Foods Company from August 2006 to October 2008, where his responsibilities included corporate treasury, corporate and financial strategy, M&A and business development and public relations. Mr. Berry served as Vice President, Strategic Planning and Business Development of Del Monte Foods Company from March 2003 to August 2006. Mr. Berry began his career with Bain & Company and held a variety of positions with McKinsey & Company from September 2001 to 2002, where he advised consumer products and retail clients in the areas of strategy, branding and marketing.

On February 19, 2010, the Compensation Committee of the Board approved an employment agreement with Mr. Berry. The employment agreement provides that Mr. Berry will be paid an annual base salary of $316,368, a sign-on bonus in the amount of $120,000, subject to the terms of Mr. Berry's employment agreement, and is eligible to participate in an incentive plan for senior executive officers with a target bonus level of 50% of Mr. Berry's base salary for 2010. The Compensation Committee also approved the grant of options to purchase 200,000 shares of the Company's common stock to Mr. Berry on February 19, 2010 pursuant to the Company's Amended and Restated 2006 Equity Incentive Plan. These options will vest in forty-eight equal monthly installments beginning on March 19, 2010. Under the employment agreement, if Mr. Berry's employment is terminated without Cause (as defined in the employment agreement), then Mr. Berry will be entitled to (a) receive his then-existing base salary for 24 months from the date his employment is terminated  (the “Severance Period”), (b) continued use of a Company car during the Severance Period, (c) participate in the Company’s benefit plans during the Severance Period and (d) receive a pro-rated portion of his target annual bonus for the year in which employment terminated. If Mr. Berry is terminated within one year following a Change of Control (as defined in the employment agreement), Mr. Berry will be entitled to receive, in lieu of the benefit described in clause (d) above, the greater of (1) a pro-rated portion of the annual bonus Mr. Berry would have received through the date of the Change of Control based on a prorated portion of Company and Mr. Berry's performance through that date, and (2) a pro-rated portion of Mr. Berry's target annual bonus for the year in which employment terminated. The foregoing description of Mr. Berry's employment agreement is not complete and is qualified in its entirety by reference to the full text of the employment agreement, a copy of which is filed herewith as Exhibit 10.1 to this Current Report and is incorporated herein by reference. The Company's form of non-qualified option award agreement for directors, executive officers and certain employees under the Amended and Restated 2006 Equity Incentive Plan is filed as Exhibit 10.29 to the Company's Form 10-K/A for the fiscal year ended December 31, 2008 and is incorporated herein by reference.

A copy of the Company's press release announcing Mr. Berry's appointment is attached as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

 (d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated as of February 19, 2010, by and between Physicians Formula, Inc. and Jeff M. Berry.
99.1	Press Release issued on February 22, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHYSICIANS FORMULA HOLDINGS, INC.
/s/ Ingrid Jackel
Date: February 23, 2010	Name:	Ingrid Jackel
	Title:	Chief Executive Officer